Exhibit 99.1

     (1)  The amount of shares does not give effect to a 10-for-1 stock split of the common stock of Dex Media, Inc. (the "Issuer"), $0.01 par value
          (the "Common Stock"), to be effected on July 26, 2004, as disclosed on the Issuer's Amendment No. 2 to Form S-1 Registration Statement No.
          333-115489, filed with the Securities and Exchange Commission on June
          28, 2004 (the "Registration Statement").

     (2)  All outstanding shares of the Issuer's 5% Series A Preferred Stock
          (the "Preferred Stock") will be redeemed for cash by the Issuer on
          July 26, 2004, as disclosed in the Registration Statement.

     (3)  Shares of Common Stock beneficially owned by TCG Holdings, L.L.C., a
          Delaware limited liability company ("TCG"), are held directly by Dex
          Holdings LLC, the parent company of the Issuer. Carlyle Partners III,
          L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-
          Dex Partners II L.P. (together, the "Carlyle Funds") and Carlyle High
          Yield Partners, L.P. collectively indirectly hold 6,468,000 shares of
          Common Stock and 161,700 shares of Preferred Stock.

          Carlyle Partners III, L.P. indirectly holds 4,064,691 shares of Common
          Stock and 101,617 shares of Preferred Stock. CP III Coinvestment, L.P.
          indirectly holds 142,908 shares of Common Stock and 3,572 shares of
          Preferred Stock. Carlyle-Dex Partners L.P. indirectly holds 871,817 shares of Common Stock and 21,796 shares of Preferred Stock. Carlyle-
          Dex Partners II L.P. indirectly holds 1,188,584 shares of Common Stock and 29,715 shares of Preferred Stock.

          TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group L.L.C. is the sole managing member of TC Group III, L.L.C., which is the sole general partner of TC Group III, L.P.

          Carlyle High Yield Partners, L.P. indirectly holds 200,000 shares of
          Common Stock and 5,000 shares of Preferred Stock.

          TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TC Group L.L.C.
          is the sole managing member of TCG High Yield Holdings L.L.C. TCG High
          Yield Holdings L.L.C. is the managing member of TCG High Yield L.L.C.

          TCG is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board.

          William E. Conway, Jr., Daniel A. D'Aniello and David Rubenstein, as
          the managing members of TCG may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG. Such persons disclaim such beneficial ownership.